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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             VA Linux Systems, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   91819B 10 5
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]      Rule 13d-1(b)

        [ ]      Rule 13d-1(c)

        [X]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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-----------------------                                   ----------------------
 CUSIP NO.  91819B 10 5                  13G
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSON /S.S. or I.R.S. IDENTIFICATION NO. OF
            ABOVE PERSON

            John T. Hall /  SSN:  ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [ ]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZEN OR PLACE OF ORGANIZATION

            United States
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  NUMBER OF SHARES    5         SOLE VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING
       PERSON
        WITH                    2,869,000 shares
                      ----------------------------------------------------------

                      6         SHARED VOTING POWER

                                0 shares
                      ----------------------------------------------------------

                      7         SOLE DISPOSITIVE POWER

                                2,869,000 shares
                      ----------------------------------------------------------

                      8         SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,869,000 shares
--------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

             [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.93%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------



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ITEM 1.

       (c)    NAME OF ISSUER: VA Linux Systems, Inc.

       (d)    ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

              1380 Bordeaux Drive, Sunnyvale, CA 94089

ITEM 2.

       (f)    NAME OF PERSON FILING: John T. Hall

       (g) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 1380 Bordeaux Drive, Sunnyvale, CA 94089

       (h)    CITIZENSHIP: United States Citizen

       (i)    TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

       (j)    CUSIP NUMBER: 91819B 10 5

ITEM 3. Not applicable.

ITEM 4.

       (d)    AMOUNT BENEFICIALLY OWNED: 2,869,000 shares

       (e)    PERCENT OF CLASS: 6.93%

       (f)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (v)    Sole power to vote or to direct the vote: 2,869,000 shares

              (vi)   Shared power to vote or to direct the vote: 0 shares

              (vii)  Sole power to dispose or direct the disposition of:
                     2,869,000 shares

              (viii) Shared power to dispose or direct the disposition of: 0 shares

ITEM 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6. Not applicable.

ITEM 7. Not applicable.

ITEM 8. Not applicable.

ITEM 9. Not applicable.

ITEM 10. Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 8, 2000

     /s/  John T. Hall
     ----------------------
           Signature

     John T. Hall
     ----------------------
          Name/Title